FOR IMMEDIATE RELEASE on December 14, 2004

       Trend Mining and Nuinsco Sign Athabasca Uranium Exploration Accord
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Denver, CO-Trend Mining Company (OTC BB: TRDM) is pleased to announce that it has signed a Letter of Intent with Nuinsco Resources Limited ("Nuinsco" - TSX:
NWI) as a prelude to a joint venture agreement relating to Trend's Cree Lake/Diabase Peninsula Project in Saskatchewan. Under these arrangements, Nuinsco will assume operating management and will explore for uranium mineralization on mining claims that Trend owns or holds under purchase option in the Athabasca Basin.

Terms of the arrangement, subject to Nuinsco's signing a definitive joint venture agreement by March 9, 2005, are that Nuinsco will become operator of the venture and can earn 50% by spending $C 1 million on exploration of Trend's land position over three years. Nuinsco will immediately conduct geophysical surveys for purposes of delimiting ground exploration this coming summer and to outline drill targets which could potentially be tested next winter. Nuinsco will assume obligations of the underlying purchase option agreement covering one of the three claims, and all maintenance obligations relating to the two claims owned outright by Trend.

Relating to the one claim under option, Trend will remain responsible for the 2nd and 3rd anniversary payments to the owner which total $C 50,000; such payments can be made in cash or common stock of Trend. Accordingly, Nuinsco will pay Trend 250,000 shares of freely trading common stock of Nuinsco by March 9, 2004, to offset the two anniversary payments that Trend will make to the owner. Further, the one claim which is currently optioned by Trend may be purchased by the joint venture for $C 1 million at any time for a period of eight years, subject to a 3% gross royalty.

Saskatchewan's unconformity-type uranium deposits are among the richest in the world. Such deposits occur at the paleo-horizon (unconformity) between underlying Proterozoic basement rocks and overlying sandstones of the Athabasca Formation. The basement rocks often contain structures and horizons bearing graphite, which in turn are believed to control uranium deposition and may also serve as a guide to such mineralization during geophysical prospecting from the surface.

Trend's land position is located along the western margin of Cree Lake and is situated along the contact of the Mudjatik and Virgin River Domains. This contact zone is manifested by the graphite-bearing Cable Bay Shear Zone, a major structure believed to control the location of important uranium occurrences in this area of the Athabasca Basin. Diabase Peninsula - and Trend's land position
- is known to contain hydrothermally altered boulders of sandstone as well as being characterized by geophysical anomalies suggestive of a graphitic conductor at depth. Both the boulders and the conductor are considered to be typical signs of potential uranium mineralization.

Nuinsco is an exploration and advanced-stage development company with nickel projects in Manitoba, Ontario, and Quebec, gold projects in Ontario, and base metal projects in Ontario and Turkey.

Trend Mining Company is a U.S.-based exploration company that has 100% ownership and a large land position at two North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals as well as one uranium project in Saskatchewan with potential for hosting high grade, unconformity-type uranium mineralization.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information contact:            Trend Mining Company
                                            John P. Ryan, Secretary
                                            Phone:  843-842-4048